Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236468

Prospectus Supplement No. 8
(To Prospectus Dated April 23, 2020)
PAE INCORPORATED
82,707,532 Shares of Class A Common Stock
(Consisting of 19,999,999 Shares Offered by PAE Incorporated and
62,707,533 Shares Offered by the Selling Holders)
6,666,666 Warrants to Purchase Class A Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus, dated April 23, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-236468) (the “Registration Statement”). The Prospectus and this Supplement relate to the issuance by us of up to: (i) 6,666,666 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (ii) 13,333,333 shares of our Class A Common Stock issuable upon the exercise of 13,333,333 warrants issued in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). The Prospectus and this Supplement also relate to the resale from time to time by the selling holders (the “Selling Holders”) named in the Prospectus of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of our Class A Common Stock.
This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 20, 2020 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.
The Prospectus provides you with a general description of the securities covered by the Prospectus and this Supplement and the general manner in which we and the Selling Holders may offer or sell such securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a subsequent prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Such subsequent prospectus supplement may also add, update or change information contained in the Prospectus or this Supplement.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders or of shares of Class A Common Stock by us pursuant to the Prospectus and this Supplement, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus and this Supplement.
Our registration of the securities covered by the Prospectus and this Supplement does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by the Prospectus and this Supplement in a number of different ways and at varying prices. We provide more information in the Prospectus in the section entitled “Plan of Distribution.”

You should read the Prospectus, this Supplement and any subsequent prospectus supplement or amendment carefully before you invest in our securities. This Supplement should be read in conjunction with the Prospectus. This Supplement updates, amends, and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.
Our Class A Common Stock and Warrants are traded on the Nasdaq Stock Market under the symbols “PAE” and “PAEWW,” respectively. On November 19, 2020, the last reported sales price of the Class A Common Stock was $9.61 per share and the last reported sales price of the Warrants was $2.30 per warrant.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and any risks and uncertainties described under similar headings in this Supplement and any amendments or supplements to the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 20, 2020.